As filed with the Securities and Exchange Commission on March 15, 2012
Registration No. 333-161449

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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KBS Legacy Partners Apartment REIT, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	6798	26-0668930
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)
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620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(949) 417-6500
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
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C. Preston Butcher
Chief Executive Officer
KBS Legacy Partners Apartment REIT, Inc.
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(949) 417-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:
Robert H. Bergdolt, Esq.
Damon M. McLean, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
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Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-161449
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)
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Explanatory Note
This Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-161449) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits
(b)    Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description
23.3	Consent of Ernst & Young LLP

II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on March 14, 2012.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

By:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Chief Executive Officer, Chairman of the Board and Director	March 14, 2012
C. Preston Butcher
	*	President and Director	March 14, 2012
Peter M. Bren
	/s/ David E. Snyder	Chief Financial Officer, Treasurer and Secretary	March 14, 2012
David E. Snyder
	*	Chief Accounting Officer	March 14, 2012
Stacie K. Yamane
	*	Director	March 14, 2012
Gary T. Kachadurian
	*	Director	March 14, 2012
Michael L. Meyer
	*	Director	March 14, 2012
Ronald E. Zuzack

*By:	/s/ David E. Snyder		March 14, 2012
David E. Snyder Attorney-In-Fact